Exhibit 99.1

Bion and Dakota Valley Growers Announce LOI for Sustainable Beef Project

April 24, 2023. New York. New York. Bion Environmental Technologies, Inc. (OTC QB: BNET), a leader in advanced livestock waste treatment technology and premium sustainable beef, and Dakota Valley Growers, a cattle feeder near Bathgate, North Dakota, announced a letter of intent to develop a 15,000-head sustainable beef cattle feeding operation. Annual production from the facility is expected to be approximately 42,500 head of premium sustainable beef cattle.

The Dakota Valley Growers (DVG) project will have indoor barns to ensure the cattle are adding protein instead of burning calories to stay warm or fight through mud. The barns will have slatted floors with continuous manure removal and processing. Anaerobic digesters will recover nearly 84,000 MMBTU of RNG, enough to replace 643,000 gallons of diesel with a low-carbon alternative transportation fuel.

Bion’s Gen3Tech system will capture and stabilize the volatile ammonia nitrogen in the manure stream, where it will be upcycled to a low carbon ‘Climate Smart’ pure nitrogen fertilizer product that can be precision applied when and where needed. The DVG cattle will produce approximately 4,000 tons of sustainably produced nitrogen fertilizer annually, enough to fertilize over 11,000 acres of North Dakota corn. The system will recover other fertilizer products, some organic, as well as nine million gallons of clean water that can be used for irrigation or watering the herd with minimal additional treatment.

RNG, nutrient, and water recovery will be transparent, third-party verified, and supported by blockchain. That data, coupled with cattle production history, will underpin a sustainable brand certified by the USDA’s Process-Verified-Program (PVP). Sustainability will be measured by improvements in resource efficiencies, animal health and welfare, and reduced impacts to air, water, and soil, and will be communicated to the consumer at the point of sale. Tyson Foods recently said, “consumers would be willing to pay at least 24 percent more for environmentally friendly, sustainable options at retail.”

Russell Edgar, founder of Dakota Valley Growers, said, “Bion can help us produce a better, more sustainable product and improve our bottom line at the same time. We are eager to get started. We have an opportunity to feed cattle right here in North Dakota, instead of sending more than 900,000 feeder calves south every year. That will increase local demand for corn and other feeds, services, and jobs. We all win. That’s good business for Dakota Valley Growers and good business for North Dakota and our corn farmers and cow-calf producers.”

Ed Schafer, a member of Bion’s Board and former US Secretary of Agriculture and North Dakota Governor, said, “North Dakota has a long and rich farming and ranching history. It may have made sense in the past to ship both our corn and calves south for finishing – no longer. We look forward to working with the Edgars and the North Dakota Livestock Alliance, Beef Commission, and Stockmen’s Association, and other stakeholders to develop projects to supply the most Climate-Smart – and Water-Smart – beef cattle in the world, from right here in North Dakota.”

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About Dakota Valley Growers: DVG is a 6th generation family owned and operated farming and cattle feeding operation located in the Red River Valley in northeast North Dakota, near Bathgate. The farm was established in 1879; the Edgar family now farms 4,200 acres to produce corn, alfalfa, grass hay, beans, and barley. They have produced and fed cattle for 20 years. For more, see DVG’s website at https://dakotavalleygrowers.com.

About Bion: Bion’s patented 3rd generation technology (Gen3Tech) dramatically reduces the environmental impacts of large-scale livestock production, increases resource efficiencies, and delivers a verified sustainable product. The platform prevents pollution of air, water, and soil, while recovering low-carbon Climate Smart and organic fertilizer products and renewable energy. Bion is focused on developing clean state-of-the-art cattle feeding operations to produce premium beef with a sustainable brand certified by the USDA. For more, see Bion’s website at https://bionenviro.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘will’, ‘look forward (to)’, and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott

SVP, Director of Communications

(406) 281-8178 direct